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                                                                      EXHIBIT 99



LOCAL FINANCIAL CORPORATION ANNOUNCES ACQUISITION


         Oklahoma City, Oklahoma, June 18, 1998. Local Financial Corporation (AMEX: [LO]) announced that its wholly-owned subsidiary, Local Federal Bank, F.S.B., has entered into a definitive agreement to acquire BankSouth Corporation, a Lawton, Oklahoma bank holding company, for approximately $20.6 million cash, which includes the redemption of its preferred stock.

         BankSouth is the holding company of Citizens Bank, which has five branches in Lawton, Oklahoma, and one in Norman, Oklahoma. BankSouth had total assets, deposits, and shareholders' equity of approximately $177 million, $157 million and $12 million, respectively, as of March 31, 1998.

         Edward A. Townsend, Chairman and CEO, said that he is pleased by the opportunity to expand Local's banking activities in Lawton, the third largest city in Oklahoma and the home of Ft. Sill. "Dr. Gib Gibson, current Chairman of Citizens Bank will continue to play a significant role with Local Federal Bank going forward," Townsend commented.

         "The merger with Local will enhance our ability to serve our local markets and I look forward to continuing to be actively involved with the bank," stated Dr. Gibson.

         Local Financial Corporation is a $2 billion, Oklahoma-based holding company with 44 branches throughout the state, two of which are located in Lawton. "Local Federal Bank will become the leading depository institution in Lawton with deposits of approximately $230 million," commented Townsend. Local Financial's subsidiaries include Local Federal Bank,


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F.S.B. and Local America Bank, F.S.B. The company ranks fourth in deposits among
Oklahoma depository institutions.

         The acquisition is subject to regulatory approval and approval of the BankSouth shareholders. BankSouth shareholders holding a majority of the voting stock have signed the definitive agreement. The acquisition is expected to close late in 1998 and will be accounted for as a purchase.

                             -End of Press Release-

For any questions please contact Richard L. Park, (405) 841-2298

         To the extent that statements in this report relate to the plans, objectives or future performance of Local Financial Corporation, these statements are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual events and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Local Financial's business and prospects is contained in its periodic filings with the Securities and Exchange Commission.